EXHIBIT 23.1

Consent Of Independent Public Accountants

     As independent public accountants, we hereby consent to the incorporation by reference in this Form S-8 Registration Statement of our report dated April 27, 2001 included in the Bioject Medical Technologies Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and to all references to our Firm included in this Registration Statement.

/S/ ARTHUR ANDERSEN LLP

Portland, Oregon
November 16, 2001